EXHIBIT NO. 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK STEEL REPORTS $59.2 MILLION IN FIRST QUARTER NET INCOME

MIDDLETOWN, OH, April 26, 2005 – AK Steel (NYSE: AKS) today reported net income of $59.2 million, or $0.54 per share of common stock, for the first quarter of 2005. Excluding the impact of a tax law change enacted in March in the Commonwealth of Kentucky that resulted in a reduction in value of a deferred tax asset, the company’s net income would have been $62.3 million, or $0.56 per share. Net sales were $1,422.5 million on shipments of 1,520,500 tons, an increase of more than 25% in revenue on shipments slightly higher than the year-ago quarter. The company’s first quarter 2005 operating profit was $113.6 million, or $75 per ton, the best quarterly operating profit per ton performance since 1995, and substantially higher than the $1 per ton earned in the first quarter of 2004.

The company said its average selling price reached a new quarterly record of $934 per ton in the first quarter of 2005, up from $747 per ton in the first quarter of 2004 and $878 per ton in the fourth quarter of 2004. The higher average selling prices, resulting primarily from renegotiated sales agreements with the company’s contract customers and higher spot market pricing, more than offset significantly higher costs during the quarter for iron ore, scrap, purchased carbon slabs and natural gas, compared to the first quarter of 2004. Planned maintenance outages at the company’s Middletown and Mansfield facilities in Ohio adversely affected first quarter 2005 shipments and reduced pre-tax earnings by approximately $18 million.

“Despite significant challenges, AK Steel turned in a very good first quarter performance, marked by numerous awards for employee safety and product quality,” said James L. Wainscott, president and chief executive officer. “Although we reached the highest operating profit per ton in 39 quarters, recent raw material price increases and softening in key markets will test our mettle the balance of the year, and necessitate even more diligence in cost reduction efforts.”

During the first quarter of 2005, AK Steel employees received five safety awards as well as three quality and customer service awards, including Toyota’s Regional Contribution Award, presented in Nagoya, Japan. AK Steel was the only steelmaker worldwide to receive the prestigious award.

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In the first quarter of 2004, AK Steel earned $165.4 million, or $1.52 per share, which included an after-tax gain of $174.9, or $1.61 per share, on the sale of a non-core asset. First quarter 2004 net sales and shipments were $1,134.4 million and 1,514,300 tons, respectively.

AK Steel said it ended the first quarter of 2005 with $259.0 million of cash on its balance sheet and $529.5 million of availability under its two credit facilities. The cash balance decreased $118.1 million in the quarter primarily due to a $150.0 million voluntary pension contribution the company made in January 2005.

Outlook

AK Steel said that it expects second quarter shipments to be approximately 1,600,000 tons, reflecting continued strong shipments to carbon, stainless and electrical markets and no significant planned maintenance outages. The company also expects second quarter 2005 raw material costs, primarily iron ore, purchased carbon slabs and certain steelmaking alloys, to increase over first quarter 2005 levels. As a result, the company expects to report operating results for the second quarter of 2005 in a range between $55 to $60 per ton.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Steel Holding Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended March 31,
	2005	2004
Shipments (000 tons)	1,520.5	1,514.3
Selling price per ton	$934	$747

Net sales	$1,422.5	$1,134.4

Cost of products sold	1,206.3	1,026.4
Selling and administrative expenses	52.3	52.5
Depreciation	50.3	54.0

Total operating costs	1,308.9	1,132.9

Operating profit	113.6	1.5
Interest expense	22.4	29.7
Other income	5.4	1.6

Income (loss) before income taxes	96.6	(26.6)

Income tax provision due to state tax law changes	(3.1)	—
Income tax benefit (provision)	(34.3)	10.2

Income (loss) from continuing operations	59.2	(16.4)

Income from discontinued operations, net of tax	—	6.9
Gain on the sale of discontinued operations, net of tax	—	174.9

Net income	$59.2	$165.4

Basic and diluted earnings per share:
Income (loss) from continuing operations	$0.54	$(0.15)
Income from discontinued operations	—	0.06
Gain on sale of discontinued operations	—	1.61

Net income	$0.54	$1.52

Weighted average shares outstanding:
Basic	109.5	108.7
Diluted	110.6	108.7

AK Steel Holding Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) March 31, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$259.0	$377.1
Accounts and notes receivables, net	639.4	632.6
Inventories, net	811.0	682.2
Other current assets	429.4	414.9

Total Current Assets	2,138.8	2,106.8

Property, plant and equipment	4,902.0	4,869.6
Accumulated depreciation	(2,595.4)	(2,545.1)

Property, plant and equipment, net	2,306.6	2,324.5
Other	976.4	1,021.4

Total Assets	$5,421.8	$5,452.7

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$421.9	$387.3
Other accruals	197.7	199.5
Current portion of pension & postretirement benefit obligations	159.9	159.9

Total Current Liabilities	779.5	746.7

Long-term debt	1,114.7	1,109.7
Pension & postretirement benefit obligation	3,130.3	3,264.1
Other liabilities	131.9	134.8

Total Liabilities	5,156.4	5,255.3

Shareholders’ Equity
Common stock - 2004; authorized 200,000,000 shares of $0.01 par value each; 118,367,275 shares issued; 109,775,392 shares outstanding	1.2	1.2
Additional paid-in capital	1,829.7	1,824.6
Treasury stock - 2004; 8,591,883 shares at cost	(123.4)	(122.9)
Accumulated deficit	(1,246.6)	(1,305.8)
Accumulated other comprehensive loss	(195.5)	(199.7)

Total Shareholders’ Equity	265.4	197.4

Total Liabilities and Shareholders’ Equity	$5,421.8	$5,452.7

AK Steel Holding Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Cash Flow From Operating Activities:
Net Income	$59.2	$165.4
Depreciation	50.3	54.0
Amortization	2.2	3.8
Deferred taxes	29.6	(10.7)
Contributions to the pension trust	(150.0)	—
Pension and other postretirement benefit expense in excess of payments	16.3	16.2
Income from discontinued operations	—	(181.8)
Working capital	(105.9)	(162.3)
Other	1.2	(3.7)

Net Cash Flow From Operating Activities of Continuing Operations	(97.1)	(119.1)

Cash Flow From Investing Activities:
Capital investments	(32.7)	(10.8)
Proceeds from draw on industrial revenue bond restricted cash	8.8	—
Proceeds from sale of business, investments and PP&E	—	282.7
Other	—	(0.1)

Net Cash Flow From Investing Activities of Continuing Operations	(23.9)	271.8

Cash Flow From Financing Activities:
Proceeds from revolving credit facility	—	80.0
Proceeds from exercise of stock options	3.1	—
Purchase of treasury stock	(0.5)	(0.2)
Other	0.3	(0.1)

Net Cash Flow From Financing Activities of Continuing Operations	2.9	79.7

Cash Flow From Discontinued Operations	—	12.8

Net Increase (Decrease) in Cash	(118.1)	245.2

Cash and Cash Equivalents, Beginning	377.1	54.7

Cash and Cash Equivalents, Ending	$259.0	$299.9

AK Steel Holding Corporation

(Unaudited)

Steel Shipments

	Three Months Ended March 31,
	2005	2004
Tons Shipped by Product (000’s)
Stainless/Electrical	255.6	239.6
Coated	770.3	809.6
Cold Rolled	267.4	316.3
Tubular	45.0	52.6
Hot Rolled	123.5	47.3
Secondary	58.7	48.9

Total Shipments	1,520.5	1,514.3

Shipments by Product (%)
Stainless/Electrical	16.8%	15.8%
Coated	50.7%	53.5%
Cold Rolled	17.6%	20.9%
Tubular	2.9%	3.5%
Hot Rolled	8.1%	3.1%
Secondary	3.9%	3.2%

Total Shipments	100.0%	100.0%

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